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                                                                    EXHIBIT 23.1




The Board of Directors
Cell Robotics International, Inc.


We have issued our report dated March 25, 2003, accompanying the consolidated financial statements of Cell Robotics International, Inc. as of and for the year ended December 31, 2002 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



/s/Grant Thornton LLP
Albuquerque, New Mexico
December 29, 2003